EXHIBIT 10.12

                         LICENSE AND SERVICES AGREEMENT
                                 BY AND BETWEEN
                             ARTHUR D. LITTLE, INC.
                                      AND
                                EPYX CORPORATION

THIS LICENSE AND SERVICES AGREEMENT is made as of April 4, 2000, by and between Arthur D. Little, Inc., a Massachusetts corporation ("ADL"), and Epyx Corporation, a Delaware corporation ("Epyx").

1. GRANT OF LICENSE. ADL hereby grants to Epyx a license to occupy and use, upon the terms and conditions set forth herein, the premises set forth on Exhibit A to this Agreement (the "Licensed Premises"), located in Buildings 15, 32 and 46 (the "Buildings") located in ADL's premises at Acorn Park, Cambridge, MA ("Acorn Park"). The Licensed Premises presently consists of approximately 14,554 rentable square feet but may be increased at the mutual consent of both parties during the Term. Epyx acknowledges that the Licensed Premises occupy only a portion of the Building and that ADL occupies and uses the remaining portions of the Building for its own office, laboratory, research and other purposes. Accordingly, Epyx agrees that it will use the Licensed Premises and the other areas of the Building and Acorn Park to which Epyx has access pursuant to this Agreement, in such a manner as to minimize any interference with the activities of ADL and to recognize and respect the business security and confidentiality needs of ADL.

2.   TERM AND EXTENSIONS.

     2.1 Term. The term of this Agreement shall commence on April 4, 2000, and shall, if not previously terminated in accordance with the terms hereof, terminate on December 31, 2000 (the "Initial Term"). Upon mutual agreement between Epyx and ADL, this Agreement may be extended for one or more six
     (6) month periods following the expiration of the Initial Term (each, an "Extension Period") at rates to be negotiated between the parties. If Epyx desires to extend this Agreement, Epyx shall provide written notice to ADL requesting such extension at least three (3) months prior to the expiration of the Initial Term or any Extension Period, as the case may be. If the term of this Agreement shall be extended on any such occasion, all of the terms and conditions of this Agreement not otherwise modified by a written agreement between the parties shall remain in full force and effect during each Extension Period. The Initial Term, together with any Extension Periods, is referred to herein as the "Term."


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     2.2 Early Termination. Either party may terminate this Agreement at any time with or without cause by giving the other party six (6) months prior written notice, provided that ADL may not terminate this Agreement without cause prior to the expiration of the Initial Term. In addition, this Agreement and Epyx's rights hereunder may be earlier terminated at ADL's option upon the occurrence of any of the events specified in Sections 18 or 19 below, and Epyx shall vacate the Licensed Premises immediately following any such termination.

     2.3 Holdover. If, at the end of the Term (or upon any termination of this Agreement in accordance with the provisions hereof), Epyx fails to vacate all or any portion of the Licensed Premises, Epyx's occupancy shall be deemed to be a tenancy from month to month subject to all the terms and conditions thereof and hereof which may be applicable except that the Fees (as defined below) shall be and Epyx shall pay an amount equal to 300% of the amount specified as the last Fee during the Term for each month of occupancy, and ADL's charging of such amount shall in no event constitute a waiver of any other right ADL may have hereunder or at law or in equity. The parties recognize that the intent of this Agreement is to be a short-term obligation and that any holdover by Epyx will cause damages to ADL that will be difficult to calculate and accordingly the parties have agreed on the escalations of holdover fees herein set forth as the best mechanism for insuring Epyx's compliance.

3. LICENSE AND SERVICES FEE. Epyx agrees to pay to ADL, without offset or reduction, a fee (the "Fee") covering the combined license and services provided for herein during the Term. The rate of such Fee shall equal Two Thousand Four Hundred Sixty Dollars ($2,460) per average number of EPYX staff members per month. The average number of EPYX staff members shall be determined at the end of each month by adding the actual number of EPYX staff members on the first day of the month to the actual number of EPYX staff members on the last day of the month, and then dividing the sum by two. Payment for each month shall be made in advance on the first day of each month during the Term and shall be based on the average number of EPYX staff members from the previous month. Epyx shall pay the Fee on a pro-rata basis for any partial calendar month during the Term or any extension thereof. All payments of Fees are to be made at ADL's address set forth herein or at such other place as ADL shall from time to time designate in writing. The Fee shall be increased or decreased each month to reflect the actual average number of staff members per month from time to time.

4. PERMITTED USE. The Licensed Premises are to be used solely in connection with Epyx's operations relating to the development of reformer and


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fuel cell technology and other uses that are incidental or customarily accessory thereto, such as office, administrative, and storage uses, in each case to the extent permitted by applicable law and consistent with current use, and such other uses as may be consented to by ADL in advance (which consent may be withheld by ADL in its sole and absolute discretion). Epyx agrees to conduct its business in a professional and businesslike manner and in accordance with best safety and operating practices.

5.   PREMISES.

     5.1 Condition of the Licensed Premises. Epyx accepts the Licensed Premises in their existing condition on the date of commencement of the Term, and acknowledges that the Licensed Premises are in good order and condition and sufficient for the uses intended by Epyx. Epyx agrees that it has had full and adequate opportunity to inspect the Licensed Premises and has done so to its satisfaction. ADL has not made nor has Epyx relied on any representations or warranties, express or implied, as to the condition of the Licensed Premises or their suitability for Epyx's use.

     5.2 Common Areas.

     (a) The Licensed Premises are licensed together with the use for their intended purposes, in common with ADL and all others, including any other tenants and occupants of Acorn Park lawfully entitled thereto, of (i) the common facilities included in the Building between the Licensed Premises and the exterior of the Building; (ii) the parking facilities located in Acorn Park; (iii) the pipes, ducts, conduits, wires and appurtenant equipment serving the Licensed Premises; (iv) the common women's room and men's room in closest proximity to the Licensed Premises and (v) the central reception area in Building 25 of Acorn Park (collectively, the aforementioned areas shall hereinafter be referred to as the "Common Areas"). Such rights in the Common Areas shall always be subject to the right of ADL to designate and change from time to time areas and facilities so to be used and any rules and regulations established by ADL with respect to Acorn Park. Epyx's staff members whose principal office is located on the Licensed Premises also shall be entitled to use ADL's cafeteria facilities.

     (b) ADL's shipping and receiving facilities shall not constitute part of the Licensed Premises or the Common Areas. As and when shipments for Epyx are presented to ADL, ADL shall promptly notify Epyx, and Epyx shall promptly make available an authorized agent or employee to accept and receive such shipments, and thereafter ADL and Epyx shall cooperate


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     to make arrangements for delivery of such accepted shipments to the
     Licensed Premises.

     5.3 Access and Parking. ADL shall provide reasonable access to the Licensed Premises 24 hours a day seven days a week and shall permit Epyx's staff members and guests to use the roads, sidewalks and parking areas located on ADL's property adjacent to the Licensed Premises. Access into the Building must be in accordance with ADL's security system and policies and procedures. ADL's government security form must be signed by Epyx and all employees who will be occupying the Licensed Premises. All visitors must sign in at the central reception area in Building 25 and be escorted by an Epyx employee at all times.

6.   REPAIRS AND MAINTENANCE; DESTRUCTION BY CASUALTY

     6.1 ADL Responsibilities. Subject to Sections 6.3 and 18 hereof, during the Term, ADL shall, at its own expense, maintain all structural elements and building systems of the Building (including, without limitation, the foundations and appurtenances thereto, the room, building exterior, framing, and floor slabs, all fixtures and equipment, all pipes, ducts, wiring, and lighting, and all plumbing and utility lines serving the Building, whether located within or outside the Building) in accordance with ADL's current practices. In no event shall ADL be obligated, pursuant to this Agreement, to make any capital or structural repairs or alterations to the Licensed Premises, the Building, or Acorn Park.

     6.2 Epyx Responsibilities. During the Term, Epyx shall, at its own expense, maintain the Licensed Premises in good and safe order, condition, and repair, reasonable wear and tear excepted. Without limitation, Epyx shall maintain and use the Licensed Premises in accordance with all applicable laws, including those adopted after the commencement of this Agreement and those related to fire safety and environmental requirements, and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction over the Licensed Premises, the Building or Acorn Park.

     6.3 Destruction by Casualty. If the Licensed Premises are damaged by fire or other casualty, and such damage renders the Licensed Premises substantially untenantable in whole or in part, then: (i) a fair and just part of the Fees shall abate until the damage is repaired to the extent necessary to render the Licensed Premises suitable for the conduct of Epyx's business; and (ii) ADL or Epyx may elect to terminate this Agreement upon thirty (30) days' prior written notice to the other, provided that Epyx may not terminate this Agreement under this Section if ADL has notified


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     Epyx of its intention to repair or restore the Licensed Premises in which event ADL shall have thirty (30) days measured from the date of notice to Epyx to commence repair or restoration to render the Licensed Premises tenantable. In the event of any such untenantability, ADL shall have no obligation or legal liability for its failure to provide alternate space, facilities or services to Epyx.

7. ALTERATIONS AND IMPROVEMENTS. Epyx shall not make any structural or nonstructural alterations, additions or improvements to the Licensed Premises without the prior written consent of ADL, which consent may be withheld by ADL in its sole and absolute discretion.

8. SERVICES, FACILITIES AND EQUIPMENT. Subject to Epyx's compliance with the obligations contained in this Agreement, ADL has also agreed to make available to Epyx certain services, and to authorize Epyx to use certain areas and equipment in or about the Licensed Premises jointly with ADL and others who may be authorized by ADL from time to time, during the term of this Agreement, as set forth in this Section. Epyx should contact Tim White, Director of Facilities, with respect to issues or questions regarding such services and he will direct and coordinate any other assistance which may be required.

     8.1 Telephone System. ADL and Epyx acknowledge and agree that a common telephone system serves both the Licensed Premises and ADL's other facilities at Acorn Park. Epyx acknowledges that it must pay the cost of all telephone charges associated with Epyx's use of such telephone system (including the cost of local-calling and long-distance calling services) and that such fees are not included in this Agreement. ADL and Epyx hereby agree that Epyx shall be responsible for maintenance, repair and replacement of the telephone and facsimile sets owned by Epyx and connected to such system, and that ADL shall be responsible for all routine maintenance for such common telephone system serving the Licensed Premises. Epyx hereby agrees that it shall obtain ADL's prior written approval with respect to the installation or attachment to ADL's telephone switch, system or cables. Epyx agrees to pay for any additional system lines or equipment installed on or for its behalf after the date of this Agreement.

     8.2 Security, Janitorial and Custodial Services. ADL shall provide routine security, janitorial, custodial and maintenance services to the Licensed Premises to the same general extent that ADL provides such services to the rest of Acorn Park. Such services shall not include receiving or shipping services. Epyx shall keep the Licensed Premises in a clean, orderly and safe condition. Epyx shall be responsible for removing


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     at its own expense and on a regular basis all disposed items other than normal office rubbish. Epyx shall not cause, permit or suffer any overloading of the floors in the Licensed Premises.

     8.3 Mail. ADL shall deliver to the Licensed Premises, not less than once per business day, mail for Epyx received in ADL's central mail facility at Acorn Park.

     8.4 Utilities. ADL shall provide utilities for the Licensed Premises, including heat, air conditioning, water/sewer and electricity during the same hours they are provided to the other office facilities at Acorn Park, subject to the reasonable availability of such utilities to ADL. ADL's obligations hereunder shall not exceed the capacities of existing connection and distribution equipment and infrastructure to safely carry or conduct said utilities. Epyx shall reimburse ADL for the cost (based upon ADL's actual third-party costs of such utilities) of (i) providing any utilities for the Licensed Premises beyond standard operating hours for Acorn Park (including any utility costs incurred as a result of such request which do not relate directly to the Licensed Premises but which result from providing the requested utilities to the Licensed Premises) and (ii) any such approved excess utility usage.

     8.5 Fire and Safety. Epyx shall notify ADL immediately of any fire on the Licensed Premises. At no additional charge during the Term, ADL shall provide the services of its emergency response personnel in connection with any fire emergency reported by Epyx to the same general extent and in the same manner that response under similar circumstances would be provided to Acorn Park. Epyx shall be responsible for maintenance of all fire extinguishers and equipment within the Licensed Premises. ADL shall not under any circumstances provide emergency services in connection with spills of chemical or other hazardous wastes which emergency services shall be provided promptly by Epyx in accordance with all applicable Federal, state and local laws and regulations, and Epyx shall provide notice of any such events to ADL's emergency coordinator immediately.

     8.6 Additional Services. In addition to the services described above, ADL shall provide the following services to the extent requested by Epyx:

          (a) ADL shall provide purchasing services to Epyx to the same general extent that services are provided to the rest of the operations at Acorn Park. Epyx agrees to pay ADL for all purchases made by ADL on


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     Epyx's behalf within ten (10) days following presentation of an invoice by
     ADL to Epyx for such goods.

          (b) Epyx shall continue to have access to ADL's computer network and ADL's ISD department shall provide support administration for the network.

          (c) Epyx shall continue to have access to the resources of ADL's Knowledge Resource Information Center.

          (d) Epyx and its employees whose principal offices are located on the Licensed Premises shall be entitled to use the services of the ADL Travel Department to the same general extent and in the same manner that such services are provided to ADL's other business operations at Acorn Park.

          (e) ADL shall provide accounting, tax and related financial and treasury services to Epyx as required by Epyx's business. Such services, shall include assisting Epyx in (i) keeping its books and records; (ii) preparing its financial statements; and (iii) preparing and filing its federal and state tax returns.

          (f) ADL shall provide contracting and related legal services to Epyx as required by Epyx's business.

     Epyx shall be billed for any out-of-pocket expenses incurred by ADL in the performance of such services. Invoices for such out-of-pocket expenses shall be payable within thirty days after issuance.

9. HAZARDOUS SUBSTANCES. Epyx shall not bring or create or maintain on the Licensed Premises any hazardous materials or wastes, chemicals or other substances which are subject to regulation by any governmental authority. Epyx shall indemnify ADL for any costs or liabilities incurred by ADL as a result of any breach by Epyx of the foregoing obligation.

10.  RULES AND REGULATIONS.

     10.1 General. Epyx shall, at its own cost and expense, comply with all applicable laws, ordinances, rules and regulations including those adopted after the commencement of this Agreement of any duly constituted governmental authority relating to the use or occupancy of the Licensed Premises and the activities conducted thereon, Epyx shall obey all of ADL's rules and regulations currently existing or hereafter promulgated


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     from time to time by ADL governing or pertaining to the Building, Acorn
     Park or their respective tenants and occupants. Epyx shall be responsible for paying in a prompt and appropriate manner all fines, penalties, damages, costs, and fees that may arise out of or be imposed on Epyx or ADL because of Epyx's failure to comply with the provisions of this Section or for contesting any such matters.

     10.2 Other Conditions.

          (a) Epyx agrees not to harm the Licensed Premises or any other part of Acorn Park, or commit or permit waste, or create any nuisance or disturbance, or do any act tending to injure the activities or reputation of Acorn Park or ADL. Epyx shall not use or suffer or permit the use by any person of the Licensed Premises for any purpose other than the Permitted Use or in any manner which violates any of Epyx's governmental authorizations, which is contrary to any applicable law, ordinance, rule or regulation, which could cause injury or damage to any person or property, or which could adversely affect any insurance coverage applicable to the Licensed Premises or the activities conducted on the Licensed Premises.

          (b) Epyx shall load, unload and transport its supplies, materials and equipment at such times as are reasonably designated by ADL, and shall not obstruct or store any materials or items in the corridors, sidewalks, stairways, elevators, or any other area about or within the Building (except that Epyx may store materials and items in the Licensed Premises other than the Common Areas) or Acorn Park.

11. INDEMNIFICATION. Epyx shall indemnify, hold harmless and defend ADL and its employees, shareholders, directors, officers and affiliates from and against any and all costs, penalties, damages, claims, suits and liabilities (including reasonable attorney's fees) based on or arising out of (i) any breach or default by Epyx of its agreements under this Agreement; (ii) any act or omission of Epyx, its contractors, subcontractors, members, agents, affiliates, consultants, employees or invitees, or the failure of Epyx or such persons to comply with any applicable governmental or ADL laws, rules or regulations including those adopted after the commencement date of this Agreement; (iii) any accident, injury or damage to any person or property occurring in the Licensed Premises or outside of the Licensed Premises but within Acorn Park, where such accident, injury or damage results, or is caused by any act, omission, willful misconduct or


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negligence of Epyx, its contractors, members, agents, affiliates, consultants, employees or invitees, or anyone claiming by, through or under Epyx (but excluding any loss, liability, expense or damage to the extent caused by the gross negligence or willful misconduct of ADL, its agents, contractors, subcontractors, members, agents, affiliates, consulting, employees or invitees); or (iv) Epyx's use or occupancy of the Licensed Premises (including those arising out of any damage or destruction of the Licensed Premises or ADL's property, any contamination of the Licensed Premises or ADL's property by hazardous substances, or Epyx's failure to remove or dispose of all of its property upon expiration or termination of the Term), except to the extent caused by the gross negligence or willful misconduct of ADL or its agents, servants or employees.

12.  INSURANCE.

     12.1 Insurance Coverage. Epyx shall carry the following insurance throughout the term of this agreement.

          a. Commercial general liability insurance in an amount not less than $2,000,000. Such insurance shall be written on an occurrence basis and shall cover bodily or personal injury or death of persons or damage to property on or about the Licensed Premises, including: Contractual Liability; and Fire Damage Legal Liability covering any liabilities assumed under this contract.

          b. Workers Compensation insurance as required by the laws of the Commonwealth of Massachusetts, and Employers Liability Insurance including occupational disease in an amount not less than $2,000,000.

          c. All-risk Property Insurance covering the full replacement value of all Epyx's furniture, trade fixtures and other personal property located on the Licensed Premises, against loss or damage or other insurable hazard.

     12.2 Compliance. Epyx shall not violate or permit violation of any of the conditions or provisions contained in any of the insurance policies related to the Licensed Premises or ADL's property adjacent to the Licensed Premises. Epyx shall perform and satisfy the requirements of the respective insurance companies so that at all times insurance companies of good standing will be willing to write or continue such policies. Nothing herein shall prevent ADL from carrying additional insurance.


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     12.3 Evidence of Insurance. Prior to commencement of the term of this
     Agreement, Epyx shall give ADL certificates of insurance policies required hereunder. Each such policy shall require the insurer to give ADL 30 days written notice of any change in such policies, and shall name ADL and Master Lessor as additional insureds. The property insurance policy shall provide that proceeds are first payable to ADL.

     12.4 Subrogation. ADL and Epyx hereby agree to waive all rights of subrogation against the other party to the extent that any laws or damage to the Licensed Premises is covered by any property insurance policy, including any deductibles thereunder.

13.  EPYX'S FAILURE TO PERFORM.

     13.1 Substituted Performance. If Epyx shall at any time fail to make any payment or otherwise to perform any of its obligations as required under this Agreement, ADL, after 10 days notice to Epyx, may (but shall be under no obligation to) make any payment or perform or cause to be performed any act to be performed by Epyx under the terms of this Agreement. ADL may enter the Licensed Premises for any such purpose and may take all such action thereon as may be necessary therefor.

     13.2 Reimbursement of Expenditures. All sums paid by ADL pursuant to
     Section 13.1 hereof, and all costs and expenses incurred by ADL in connection with the performance of any such act, together with interest thereon at the rate of 18% per annum (or such lesser rate as may at the time be the maximum rate permitted by law) from the respective dates of ADL's making of such payment or incurring of each such cost and expense, shall be paid by Epyx to ADL on demand as if the same were additional Fees hereunder (and non-payment of which shall have the consequences of non-payment of Fees).

     13.3 Interest on Overdue Fees. All overdue Fees shall bear interest at the rate of 18% per annum (or such lesser rate as may at the time be the maximum rate permitted by law) from the respective payment due dates. Such interest shall be paid by Epyx to ADL on demand as if the same were additional Fees hereunder (and non-payment of which shall have the consequences of non-payment of Fees).

14. MECHANICS' LIENS. Notice is hereby given that ADL shall not be liable for any labor or materials furnished or to be furnished to Epyx, and that no mechanics' or materialmen's liens or other liens for any such labor or materials shall attach to or affect the reversionary or other estate or interest of ADL in and


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to the Licensed Premises, the Building or Acorn Park. Epyx agrees to indemnify and hold harmless ADL against any and all costs it may suffer on account of the same.

15. ADL'S ACCESS. ADL may at any time enter the Licensed Premises for the purposes of responding to an emergency, repairing the Licensed Premises, inspecting the Licensed Premises or the activities conducted thereon, or for purposes of showing the Licensed Premises to prospective purchasers, lessees, mortgagors or other parties involved or potentially involved in any real estate related transaction relating to the Licensed Premises or Acorn Park in general. ADL may take any action it deems reasonably necessary in order to safeguard the Licensed Premises or ADL's or any other property or the health and safety of any persons.

16. EXPIRATION OF TERM. Epyx, at the expiration of the Term or at any prior termination as herein provided, shall peaceably yield up the Licensed Premises in the same condition and repair as the same were in at the commencement of the Term, reasonable wear and use excepted. Prior to expiration of the Term or within 10 days after any earlier termination of this Agreement (whichever first occurs) Epyx shall remove from the Licensed Premises any personal property and equipment and any items for disposal. Any property, equipment or materials of Epyx not removed from the Licensed Premises as required herein shall, at ADL's sole option (a) become the property of ADL or (b) be deemed abandoned and removed and disposed of by ADL as ADL shall determine, and ADL may charge the cost of such removal and disposal and any repairs or replacements to the Licensed Premises necessitated thereby and any liabilities resulting therefrom to Epyx; provided that Epyx shall retain title to any hazardous substances left on the Licensed Premises.

17. ASSIGNMENT AND SUBLETTING. Epyx shall not under any circumstances be entitled or permitted to transfer, sublet, assign, hypothecate, mortgage, pledge, encumber or otherwise alienate this Agreement or Epyx's interest in and to all or any part of the Licensed Premises, or grant any person any license or permission to use the Licensed Premises. Any attempted transfer, subletting, assignment, hypothecation, encumbrance, license, or other alienation of this Agreement by Epyx shall be void and shall confer no rights on third parties, and shall entitle ADL at its option to terminate this Agreement.

18.  EMINENT DOMAIN.

     18.1 Total Taking. If the entire Premises shall be taken for public purposes, then this Agreement shall terminate as of the date Epyx is required by law to vacate the premises.


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     18.2 Partial Taking. If a substantial portion of the Licensed Premises shall be taken for public purposes, ADL shall be entitled at its option to terminate this Agreement. If such portion of the Licensed Premises shall be taken as to render the Licensed Premises unsuitable after repair and restoration for the continuance of Epyx's business in substantially the same manner as it was being conducted immediately prior to such taking, then Epyx or ADL upon 30 days' prior written notice shall have the right to terminate this Agreement as of the date Epyx is required by law to vacate such portion of the Licensed Premises.

     18.3 Restoration. Subsequent to any taking of a portion of the Licensed Premises, if this Agreement is not terminated by ADL or Epyx in accordance with Section 18.2 hereof, ADL may in its sole and absolute discretion promptly commence restoration of the Licensed Premises to a complete architectural unit as similar as possible to the condition the Licensed Premises were in immediately prior to said taking. During the period of such restoration, the Fees hereunder shall be abated in its entirety, except that to the extent Epyx is able to use the Licensed Premises, the Fees shall be adjusted to reflect such use.

     18.4 Proceeds. In the event of any such taking, the condemnation award and all other proceeds thereof shall be payable to ADL, and Epyx shall have absolutely no right or interest in any award. Epyx hereby irrevocably appoints ADL as its attorney in fact for purposes of collecting any such condemnation award or proceeds and of dealing with all governmental authorities with respect hereto. This power of attorney is coupled with an interest and hence is irrevocable.

19. DEFAULT AND TERMINATION OF AGREEMENT. If (a) Epyx fails to pay the Fee within five (5) days after it becomes due; or (b) Epyx fails to perform or comply with any of the other covenants, conditions or obligations of Epyx under this Agreement within ten (10) days after written notice of such default; (c) Epyx is adjudicated a bankrupt, or there is appointed a permanent receiver in insolvency or permanent trustee in bankruptcy of Epyx and the appointment is not vacated within thirty (30) days, or Epyx makes a general assignment for the benefit of creditors or files a voluntary petition for reorganization under applicable bankruptcy laws; or (d) Epyx shall have abandoned the Licensed Premises, then and in each case ADL may, at ADL's option, declare this Agreement terminated and enter the Licensed Premises or any part thereof, either with or without process of law, and expel Epyx or any person or persons occupying the Licensed Premises.


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20.  ADDITIONAL REMEDIES ON DEFAULT. Notwithstanding any termination pursuant to
Section 19 above or any entry or reentry by ADL, Epyx agrees to pay, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Fees and any other amounts due hereunder as they would become due under the terms of this Agreement if it had not been terminated or if ADL had not reentered as aforesaid, and whether the Licensed Premises be re-licensed or remain vacant in whole or in part. In the event the Licensed Premises are re-licensed in whole or in part by ADL, Epyx shall be entitled to a credit in the net amount of Fees received by ADL in re-licensing, after deduction of reasonable expenses incurred in re-licensing the Licensed Premises and in collecting the Fees. Epyx shall also be liable to ADL for all expenses (including reasonable attorneys' fees) incurred by ADL in enforcing its rights under this Agreement in the event of a default by Epyx, and such expenses may be deducted from any credit otherwise due Epyx from ADL.

21. ESTOPPEL CERTIFICATE. Upon not less than fifteen (15) days prior written request, ADL and Epyx agree, each in favor of the other, to execute, acknowledge-and deliver a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if modified, setting forth the modifications and stating that this Agreement as modified is in full force and effect), and the dates to which the Fees hereunder and other charges have been paid, and any other information reasonably requested. Any such statement delivered pursuant to this Section 21 may be relied upon by any prospective purchaser or mortgagee.

22. SUBORDINATION. This Agreement shall be subject and subordinate to all mortgages and ground or underlying leases existing or hereafter placed upon the Licensed Premises. Epyx hereby acknowledges and agrees that the holder of any such mortgage or the lessor under any such lease shall not thereby become or be liable for the performance of any of ADL's obligations under this Agreement. Epyx agrees that at the request of ADL it will execute, acknowledge and deliver any and all instruments which ADL may require in order to effect such subordination and hereby irrevocably appoints ADL as its attorney-in-fact to execute, acknowledge and deliver all such instruments upon the failure or refusal of Epyx to do so. Epyx shall agree to any amendment (except relating to the Fees, the Term, or the description of the Licensed Premises) reasonably requested by such mortgagee or lessor.

23. CONSENTS. No express or implied consent to or waiver of or failure to insist on performance or observance of any covenant or condition of this Agreement shall be deemed to be a consent to or waiver to any succeeding breach of the same or any other covenant or condition. Except as provided herein, any party may assert its rights and remedies hereunder without any prior or additional


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


notice to the other party. The payment by Epyx and acceptance by ADL of Fees or other payment hereunder or silence by either party as to any breach shall not be construed as waiving any of such party's rights hereunder unless such waiver is in writing. No payment by Epyx or acceptance by ADL of a lesser amount than shall be due hereunder shall be deemed to be anything but payment on account, and the acceptance by ADL of a check for a lesser amount shall not prejudice ADL's right to recover the balance due or to pursue any other remedy which may be available to it.

24. CUMULATIVE RIGHTS. Any and all rights and remedies which either party may have hereunder shall be cumulative, and the exercise of any such rights or remedies shall not bar the exercise of any other right or remedy.

25. NOTICES. Any notice required or permitted to be given hereunder shall be given when in writing and delivered in person or forwarded by overnight or certified or registered mail, return receipt requested, to:

         ADL:              Arthur D. Little, Inc.
                           Acorn Park
                           Cambridge, Massachusetts 02140-2390
                           Attn: Tim White

         Epyx:             Epyx Corporation
                           Acorn Park
                           Cambridge, Massachusetts 02140-2390
                           Attn: Chief Operating Officer

or such other address as either party may have designated in a written notice to the other. Such notices shall be deemed received on the date of personal delivery or two days following the documented date of appropriate mailing.

26. ENTIRE AGREEMENT. This instrument contains the entire and exclusive agreement between the parties with respect to the Licensed Premises and supersedes and terminates all prior or contemporaneous arrangements, understandings and agreements whether oral or written. This Agreement may not be amended or modified except by a writing executed by both parties.

27. GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, such provision shall insofar as possible be construed or applied in such manner as will permit enforcement; otherwise this Agreement shall be construed as if such provision were not a part hereof.


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


28. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns.

29.  RECORDING.  Epyx and ADL agree that Epyx will not record this Agreement.

30. ADL LIMITS OF LIABILITY. ADL shall not be liable to Epyx, or those claiming under Epyx, for any loss or damage to Epyx or its property in or upon the Licensed Premises or Acorn Park that may be caused by the acts or omissions of tenants or other persons occupying space in Acorn Park, or for any loss or damage resulting to Epyx or its property except for any loss or damage resulting from the gross negligence or willful misconduct of ADL, its agents, contractors and employees, provided, however, that ADL shall have no responsibility or liability for any indirect, incidental or consequential damages relating directly or indirectly to loss of business or other indirect, incidental or consequential damages, damage to computer software and related accessory equipment (including, without limitation, computer tapes, disks, other data in storage media and similar property), equipment, or unusually valuable, rare or exotic materials, works of art, and the like. In no event shall ADL ever be liable to Epyx for indirect, incidental or consequential damages. Except in the case of gross negligence or willful misconduct of ADL, ADL shall be under no responsibility or liability for failure or interruption of any of the services, repairs or replacements or for any action in connection with ADL's provision of any services or utilities to Epyx under this Agreement; and failure or omission on the part of ADL to furnish any of same shall not be construed as an eviction of Epyx, actual or constructive, nor entitle Epyx to an abatement of the Fees described herein, nor render ADL liable in damages, nor release Epyx from prompt fulfillment of any of its covenants under this Agreement.


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


     IN WITNESS WHEREOF, the parties have executed this License and Services Agreement as of the date first set forth above.


                                      ARTHUR D. LITTLE, INC.


                                      By:   /s/ Lorenzo C. Lamadrid
                                         -------------------------------
                                         Name:  Lorenzo C. Lamadrid
                                         Title: President & Chief Executive
                                                  Officer


                                      EPYX CORPORATION


                                      By:   /s/ Mark A. Brodsky
                                         -------------------------------
                                         Name:  Mark A. Brodsky
                                         Title: President


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